As filed with the Securities and Exchange Commission on April 15, 2016

Registration No. 333-197587

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197587

UNDER
THE SECURITIES ACT OF 1933

Diligent Corporation

(Exact name of registrant as specified in its charter)

Delaware	26-1189601
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1385 Broadway, 19th Floor
New York, NY 10018
(Address of principal executive offices including zip code)

Diligent Board Member Services, Inc. 2013 Incentive Plan

(Full title of the plans)

Brian Stafford

President & Chief Executive Officer

1385 Broadway, 19th Floor

New York, NY 10018

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Morgan D. Elwyn

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement No. 333-204283 on Form S-8 (the “Registration Statement”) of Diligent Corporation (formerly known as Diligent Board Member Services, Inc.) (the “Company”), filed by the Company with the Securities and Exchange Commission (the “Commission”) registering a total of 7,000,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”) under the Diligent Board Member Services, Inc. 2013 Incentive Plan.

On February 12, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Diamond Parent Holdings, Corp., a Delaware corporation (“Parent”), Diamond Merger Sub I, Corp., a Delaware corporation and wholly-owned subsidiary of Merger Sub II (“Merger Sub I”) and Diamond Merger Sub II, Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub II”), providing for, among other things, the merger of Merger Sub I with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation, and immediately following which, the merger of the Company with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Merger”). The Merger became effective on April 14, 2016 (the “Effective Time”), pursuant to Certificates of Merger filed with the Secretary of State of the State of Delaware.

In the Merger, each share of Common Stock and each share of Series A preferred stock of the Company, par value $0.001 per share (the “Preferred Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”), other than (i) Shares owned by Parent, Merger Sub I, Merger Sub II, the Company or any other direct or indirect wholly-owned subsidiary of Parent, Merger Sub I, Merger Sub II or the Company and (ii) Shares owned by stockholders who validly exercised dissenters’ rights under Delaware law with respect to such Shares, was cancelled and converted into (A) with respect to the Common Stock Shares, the right to receive US$4.90 per Share in cash, without interest thereon and (B) with respect to the Preferred Stock Shares, the right to receive US$5.05 per Share in cash, without interest thereon.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 15th day of April, 2016.

DILIGENT CORPORATION

By:	/s/ Brian Stafford
Brian Stafford
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons on this 15th day of April, 2016 in the capacities indicated.

Signatures	Title

/s/ Brian Stafford	President and Chief Executive Officer
Brian Stafford

/s/ Michael Stanton	Chief Financial Officer
Michael Stanton

/s/ Alexander Sanchez	Chief Accounting Officer
Alexander Sanchez

/s/ Ryan Hinkle	Director
Ryan Hinkle

/s/ Ross Devor	Director
Ross Devor

3